Filed Pursuant to Rule 433
                                                         File No.: 333-129918-01

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                                            CSMCRED-2006C1-V5CPY/CPR.2 Deal Summary (RED)
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                           Pooled Deal Size        $         3,003,562,222                                        2/24/2006




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                                      Expected    Initial Principal    Approximate % of       Approximate         Pass-Through
                                       Ratings       Balance or         Total Initial           Initial               Rate
                           Class    (S&P/Fitch)    Notional Amount    Principal Balance**   Credit Support**      Description
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Offered Certificates        A-1        AAA/AAA     $   101,000,000            3.36%              30.00%          Fixed (Wac Cap)
                            A-2        AAA/AAA     $   235,000,000            7.82%              30.00%          Fixed (Wac Cap)
                            A-3        AAA/AAA     $   336,916,000            11.22%             30.00%          Fixed (Wac Cap)
                           A-AB        AAA/AAA     $   155,000,000            5.16%              30.00%          Fixed (Wac Cap)
                            A-4        AAA/AAA     $   698,000,000            23.24%             30.00%          Fixed (Wac Cap)
                           A-1-A       AAA/AAA     $   576,577,000            19.20%             30.00%          Fixed (Wac Cap)
                            A-M        AAA/AAA     $   300,356,000            10.00%             20.00%          Fixed (Wac Cap)
                            A-J        AAA/AAA     $   236,531,000            7.88%              12.13%          Fixed (Wac Cap)
                             B         AA+/AA+     $    18,772,000            0.62%              11.50%          Fixed (Wac Cap)
                             C         AA/AA       $    37,545,000            1.25%              10.25%          Fixed (Wac Cap)
                             D         AA-/AA-     $    33,790,000            1.12%               9.13%          Fixed (Wac Cap)*
                             E         A+/A+       $    22,526,000            0.75%               8.38%                Wac
                             F         A/A         $    33,790,000            1.12%               7.25%                Wac
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Non-Offered Certificates     G         A-/A-       $    30,036,000            1.00%               6.25%                Wac
                             H         BBB+/BBB+   $    33,790,000            1.12%               5.13%                Wac
                             J         BBB/BBB     $    30,036,000            1.00%               4.13%                Wac
                             K         BBB-/BBB-   $    37,544,000            1.25%               2.88%                Wac
                             L         BB+/BB+     $    15,018,000            0.50%               2.38%          Fixed (Wac Cap)
                             M         BB/BB       $    11,263,000            0.37%               2.00%          Fixed (Wac Cap)
                             N         BB-/BB-     $    11,264,000            0.38%               1.63%          Fixed (Wac Cap)
                             O         B+/B+       $     3,754,000            0.12%               1.50%          Fixed (Wac Cap)
                             P         B/B         $     3,755,000            0.13%               1.38%          Fixed (Wac Cap)
                             Q         B-/B-       $     7,509,000            0.25%               1.13%          Fixed (Wac Cap)
                             S         NR/NR       $    33,790,222            1.13%               0.00%          Fixed (Wac Cap)
                            A-X        AAA/AAA     $ 3,003,562,222           100.00%               N/A             Variable IO
                            A-SP       AAA/AAA     $ 1,748,431,000            58.21%               N/A             Variable IO
                            A-Y        AAA/AAA     $   125,306,365            4.17%                N/A             Variable IO
                            CCA        NR/NR       $     1,870,000             N/A                 N/A        See Description Below
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                                     Initial      Assumed Weighted                             Assumed Final
                                   Pass-Through       Average           Assumed Principal      Distribution
                           Class       Rate      Average Life (years)        Window                Date           Cusip
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Offered Certificates        A-1       5.3350%            2.5            4/06         7/10       July 2010
                            A-2       5.4400%            4.4            7/10         2/11     February 2011
                            A-3       5.5380%            6.7            11/12        2/13     February 2013
                           A-AB       5.4340%            7.1            2/11         6/15       June 2015
                            A-4       5.4280%            9.6            6/15         12/15    December 2015
                           A-1-A      5.4370%            8.6            4/06         1/16     January 2016
                            A-M       5.4670%            9.8            1/16         1/16     January 2016
                            A-J       5.5460%            9.8            1/16         2/16     February 2016
                             B        5.5720%            9.9            2/16         2/16     February 2016
                             C        5.6240%            9.9            2/16         2/16     February 2016
                             D        5.7497%            9.9            2/16         2/16     February 2016
                             E        5.7497%            9.9            2/16         2/16     February 2016
                             F        5.7497%            9.9            2/16         2/16     February 2016
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Non-Offered Certificates     G        5.7497%            9.9            2/16         2/16     February 2016
                             H        5.7497%            9.9            2/16         2/16     February 2016
                             J        5.7497%            9.9            2/16         2/16     February 2016
                             K        5.7497%            9.9            2/16         2/16     February 2016
                             L        5.0608%            9.9            2/16         3/16      March 2016
                             M        5.0608%            10.0           3/16         3/16      March 2016
                             N        5.0608%            10.0           3/16         3/16      March 2016
                             O        5.0608%            10.0           3/16         3/16      March 2016
                             P        5.0608%            10.0           3/16         3/16      March 2016
                             Q        5.0608%            10.0           3/16         3/16      March 2016
                             S        5.0608%            13.2           3/16         10/25    October 2025
                            A-X       0.1103%            8.4             N/A          N/A     October 2025
                           A-SP       0.2913%            5.3             N/A          N/A      March 2013
                            A-Y       0.1032%            9.7             N/A          N/A     October 2025
                            CCA       5.6825%            8.2            11/07        10/14    October 2014
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      *Class D Pass Through Rate = Min of 5.78% and WAC

      **The approximate percentage of total initial certificate principal balance of, and the approximate initial credit support for, any class shown does not take into account the total principal balance of the Class CCA certificates or the portion of the mortgage pool represented by the Class CCA certificates.
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
                                            CSMCRED-2006C1-V5CPY/CPR.2 Deal Summary (RED)
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DATES, ACCRUAL PERIODS, ETC.
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Deal Dated Date:                                                        3/1/2006
Settlement Date:                                                       3/22/2006
Interest Accrual:                                                    1st to 30th
1st Pay Date of Deal:                                                 April 2005
Determination Date:                                    11th or Next Business Day
Bond Payment Date:                                         4 Business Days after
                                                              Determination Date
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WAC Calculation And Interest Reserve:
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-Each class whose pass-through rate description is "WAC Cap" or
     "WAC" has a pass-through rate equal or subject to the
      Weighted Average Net Mortgage Rate

-Interest Reserve on all Actual/360 collateral
 ----------------
       - Interest reserve is taken on Net Mortgage Pass-Through Rate
       - Interest reserve is NOT taken out on coupon related to CCA

              (only senior portion of Carlton Court is reserved)
       - Interest Reserve NOT taken out on coupon related to Class A-Y

-For Interest Only Loans that provide for a fixed scheduled payment during their interest only periods, there will be NO reserve taken during their interest only periods. There will be a reserve once the interest only period is completed.

-Servicing & Trustee Fee Calculation:
 ------------------------------------
       - Fed Ex Central Dist Ctr provides for a fixed scheduled payment during its IO Period. During this IO period, the servicing and trustee fees will be calcualted on a 30/360 basis. After the experation of the IO period, Act/360.

       - For all other loans, servicing and trustee fees are calculated based on the same interest accrual as the loan accrual
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Class CCA Bond Description
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
--Loan #24 (Carlton Court Apts) has an aggregate original principal balance of $21,400,0000, an aggregate cut-off principal balance of $21,400,000.00, a gross coupon of 5.55% and a net coupon of 5.499190%. It pays principal and interest based on the gross copuon of 5.550% and an amortization term of 360 months. Carton Court has been split up into a pooled portion with a cut-off principal balance of $19,530,000.00 and a non-pooled portion with a cut-off principal balance of $1,870,000.00. The CCA stand-alone bonds are collateralized by the non-pooled portion of the Carlton Court Loan. The pooled portion collateralizes the remaining bonds.
--Principal Payments between pooled and non-pooled portions are Pro-Rata until event of default (after which payments are sequential)
--Principal Payments between the bonds backed by the non-pooled portion are Pro-Rata until event of default (after which payments are sequential)


--The Pooled Portion Net Coupon (Act/360) equals 5.499190%  <----------------------------(Day 1, the wtd avg of these pieces equals
--Class CCA Coupon equal the 5.49919% converted to a 30/360 rate in non 30-day months      <--------wtd avg net rate on whole loan)

--Events of default will cause interest shortfalls or interest excesses for this loan.  Excess allocated to residual
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WEIGHTED AVERAGE NET MORTGAGE PASS-THROUGH RATE CALCULATION:
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A weighted average of the following rates on the underlying mortgage loans: (weighted on the basis of principal balance as of the beginning of the respective interest  accrual period) --> Rate is converted to 30/360 for Actual/360 accruing loans
                                                                          ---------------------------------------------------------


1.) in the case of each NCB originated Multifamily Cooperatve loan, the mortgage interest rate in effect, net of all applicable servicing, trustee fees and the Class A-Y strip rate of 0.1000%
2.) in the case of all other mortgage loans, the mortgage interest rate in effect, net of all applicable servicing and trustee fees
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CLASS A-Y EXPLANATION
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Class A-Y Notional Amount:
    --The sum of the principal balances of all the Multifamily Cooperative loans

Class A-Y Coupon:
    -- For each loan described in the above A-Y notional amount, a wtd. average of the following strip rates:

                   -- 0.10% for each mortgage loan.
                       Provided that, if the mortgage loan accrues on an Actual/360 basis, the strip will be converted to 30/360 by multiplying by the following factor (# Days in accrual period / 30)
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YIELD MAINTANENCE AND PREPAY PENALTY ALLOCATION:
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
With respect to each separate collateral group,
1.) All YIELD MAINTENANCE (except for NCB Multifamily Cooperative Loans that contribute to Class A-Y)
        is allocated through the base interest fraction to investment grade bonds (A-1 through K).
    After YM has been allocated to the P&I bonds, the remainder is allocated as follows:
             a.) For Periods 1-12:  1.5% to the Class A-SP, 98.5% to the Class A-X
             b.) For Periods 13+:  100% to the Class A-X

2.) All YIELD MAINTENANCE collected with respect to each NCB Multifamily Coop Loan that contributes to Class A-Y is allocated as follows:

             a.) The amount of Yield Maint. that would have have been payable to each Coop Loan if the related interest rate was the mortgage interest rate NET of all applicable servicing, trustee fees and the Class A-Y strip rate of 0.1000%
                    without regard to any minimum yield maintenance % is distributed as explained abouve (with the GROSS coupon being used in the base fraction calculation); and
             b.) The amount of Yield Maint actually collected on each loan and not distributed in clause a.) is distributed to the
                    Class A-Y

**All YM is allocated on a monthly equiv yield basis regardless of whether or not actual YM calculation is CBE or Monthly or regardless of any spread
**For Loans with The Greater of YM and xxx%, if the xxx% is collected, it is still considered YM

With respect to each separate collateral group,

50.00% of all FIXED PENALTIES collected with respect to any NCB Multifamily Coop Loan that contributes to Class A-Y is allocated to the Class A-Y
All remaining FIXED PENALTIES are allocated through the base interest fraction to the investment grade bonds (A-1 through K).
    After fixed penalties have been allocated to the P&I bonds, the remaining is split up as follows:
          -Remaining Fixed Penalties from all loans -->  100.00% to Class A-X

**CSFB has modeled the YM or Prepay Penalties due to the Class A-Y.
             Collat Cashflows DO have these penalties!  Please model YM and Pen going to A-Y
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